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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       SUNRISE TECHNOLOGIES INTERNATIONAL
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    86769L10
                  --------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ] . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).

Item 1.   Name of Issuer:     Sunrise Technologies International
                              47265 Fremont Blvd.
                              Fremont, California  94538


Item 2.

(a) Name of Person Filing
    David C. Brown

(b) Address of Principal Business Office
    2665 Oak Ridge Court
    Fort Myers, FL  33901

(c) Citizenship
    United States

(d) Title of Class of Securities
    Common Stock

(e) CUSIP Number
    86769L10

Item 3.   Not Applicable

Item 4.   Ownership

(a) Amount Beneficially Owned                                      2,310,202

(b) Percent of Class                                                   5.04%

(c) Number of shares as to which such person has:

   (i) sole power to vote or to direct the vote                    2,310,202

  (ii) shared power to vote or to direct the vote                        -0-

 (iii) sole power to dispose or to direct the disposition of       2,310,202

  (iv) shared power to dispose or to direct the disposition of           -0-

Item 5.   Ownership of Five Percent or Less of a Class

          Not Applicable

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not Applicable

Item 8.   Identification and Classification of Members of the Group

          Not Applicable

Item 9.   Notice of Dissolution of Group

          Not Applicable

Item 10. Certification

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 September 14, 1998
                                     -------------------------------------------
                                                        Date
                                                 /s/ David C. Brown
                                     -------------------------------------------
                                                     Signature

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1         David C. Brown
          2665 Oak Ridge Court
          Fort Myers, FL  33901
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2         Not Applicable

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3         SEC USE ONLY

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          CITIZENSHIP OR PLACE OF ORGANIZATION
4         United States

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                                    SOLE VOTING POWER
                              5     1,604,900

         NUMBER OF            --------------------------------------------------
           SHARES                   SHARED VOTING POWER
        BENEFICIALLY          6     -0-
          OWNED BY
            EACH              --------------------------------------------------
         REPORTING                  SOLE DISPOSITIVE POWER
           PERSON             7     1,604,900
            WITH
                              --------------------------------------------------
                                    SHARED DISPOSITIVE POWER
                              8      -0-

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          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9         1,604,900

--------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10        [ ]  Not Applicable

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          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11        5.04%

--------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
12        Individual

--------------------------------------------------------------------------------